Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 02:10 PM 08/01/2011 Filed 01:58 PM 08/01/2011 SRV 110877415 – 3051667 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INFRASTRUCTURE MATERIALS CORP.
______________________________________________

Pursuant to Section 242 of the
Delaware General Corporation Law

THE UNDERSIGNED, the Secretary of INFRASTRUCTURE MATERIALS CORP. (the "Corporation"), a corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.	The Certificate of Incorporation of this Corporation is amended by changing the paragraph, "FOURTH:" to read as follows:

“FOURTH, The corporation shall have the authority to issue 500,000,000 shares of common stock, par value $.0001 per share.  In addition, the corporation shall have the authority to issue 50,000,000 shares of preferred stock, par value $.0001 per share which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.”

2.
This amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the unanimous written consent of the Board of Directors and by the majority vote at a duly called and held meeting of the Shareholders of the Corporation.

IN WITNESS WHEREOF, I have hereunto signed this certificate of amendment of certificate of incorporation of INFRASTRUCTURE MATERIALS CORP. this 29th day of July, 2011.

/s/ Anne Macko
Anne Macko, Secretary